UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 28, 2006
MEDICAL PROPERTIES TRUST, INC.
(Exact Name of Registrant as Specified in Charter)
Commission File Number 001-32559

Maryland (State or other jurisdiction of incorporation or organization)	20-0191742 (I. R. S. Employer Identification No.)

1000 Urban Center Drive, Suite 501 Birmingham, AL (Address of principal executive offices)	35242 (Zip Code)
Registrant’s telephone number, including area code
(205) 969-3755
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
On July 28, 2006, MPT of Centinela, L.P. (“MPT LP”), a subsidiary of Medical Properties Trust, Inc. , entered into a Loan Agreement with CFHS Holdings, Inc. (“CFHS”) and Inglewood South Development Corp., pursuant to which MPT LP made a $25 million mortgage loan secured by a first mortgage on the real property comprising the Centinela Campus of the Centinela Freeman Regional Medical Center located in Inglewood, California. On July 28, 2006, MPT LP also entered into a Loan Agreement with CFHS and Marina Realty Development Corp., pursuant to which MPT LP made a $40 million mortgage loan secured by a first mortgage on real property comprising the Marina Campus of the Centinela Freeman Regional Medical Center located in Marina del Rey, California. The borrowers may increase the loan amount secured by the Inglewood facility to a maximum amount of $80 million within the first five years of the term upon achieving certain financial performance measures and satisfaction of other conditions.
Each of the loans will bear interest at a rate comparable to the rates on our other loans, with annual escalators tied to increases in the consumer price index. The loans are payable interest only for a term of 15 years, with principal due at maturity. The loans have early payment options, requiring the payment of a “prepayment premium” which decreases each year after the sixth year. The loan agreements contain financial and other customary affirmative and negative covenants, events of default and remedies.
Item 7.01 Regulation FD Disclosure.
A copy of the Company’s press release, dated July 31, 2006, relating to the mortgage loans described above is attached hereto as Exhibit 99.1 and by this reference made a part hereof.
Such exhibit shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Exchange Act of 1933, as amended.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

99.1	Press Release dated July 31, 2006.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEDICAL PROPERTIES TRUST, INC. (Registrant)
By:	/s/ R. Steven Hamner
R. Steven Hamner
Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Date: August 3, 2006

INDEX TO EXHIBITS

Exhibit
Number	Description

99.1	Press Release dated July 31, 2006